Filed Pursuant to Rule 424
Registration No. 333-222070
ECOFIN TAX-ADVANTAGED SOCIAL IMPACT FUND, INC.
Supplement No. 1 dated November 16, 2022
to the Prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”)
dated January 26, 2022
Important Notice Regarding Change in Investment Policy and Name
Capitalized terms not defined herein have the meanings assigned to them in the Prospectus and SAI.
Fund Name Change
Effective January 16, 2023, Ecofin
Tax-Advantaged
Social Impact Fund, Inc. (the “Fund”) will change its name from Ecofin
Tax-Advantaged
Social Impact Fund, Inc. to Ecofin
Tax-Exempt
Private Credit Fund, Inc.
Accordingly, all references to “Ecofin
Tax-Advantaged
Social Impact Fund, Inc.” in the Prospectus and SAI are hereby replaced with “Ecofin
Tax-Exempt
Private Credit Fund, Inc.”
Investment Objective Change
The Fund’s
non-fundamental
investment objective related to its name adopted in accordance with Rule
35d-1
under the Investment Company Act of 1940, as amended, which may be changed by the Fund’s Board of Directors without the approval of the holders of a majority of the outstanding Common Shares or preferred stock, if any, is as follows:
The Fund’s investment objective is to seek to generate attractive total return with an emphasis on tax-advantaged
income.
“Tax-advantaged”
income is income that by statute or structuring of a security is in part, or in whole, tax-reduced,
tax-deferred
or
tax-free
with respect to federal, state or municipal taxes. There can be no assurance that the Fund will achieve its investment objective.
Effective January 16, 2023, the Fund is removing the aforementioned non-fundamental
investment objective and all other references in the Prospectus and SAI to the aforementioned non-fundamental
investment objective and the related definition. In addition, the Fund is adopting a fundamental investment objective.
Accordingly, effective January 16, 2023, the following paragraph replaces the whole text following or under the heading “Investment Objective” on cover page, page 1, and page 34 of the Fund’s Prospectus, and the second full paragraph on page 5 of the Fund’s SAI:
The Fund’s investment objective is to seek to generate attractive total return with an emphasis on tax-exempt
income. To meet its investment objective, the Fund has adopted a fundamental policy to invest, under normal circumstances or as otherwise permitted by applicable rules under the 1940 Act, its assets so that at least 80% of the income that it distributes will be exempt, as applicable, from federal income tax or from both federal and state income tax. There can be no assurance that the Fund will achieve its investment objective.

Investment Policy Change
The Fund’s current
non-fundamental
policy related to its name adopted in accordance with Rule
35d-1
under the Investment Company Act of 1940, as amended, which cannot be changed unless shareholders are notified at least 60 days prior, is as follows:
The Fund seeks to achieve its investment objective by investing at least 80% of its total assets in the social impact sector.
Effective January 16, 2023, the Fund is removing the aforementioned non-fundamental
policy and all other references in the Prospectus and SAI to the aforementioned non-fundamental
policy and the related definition. In addition, the Fund is adopting a non-fundamental
policy (unless otherwise required by applicable rules of the 1940 Act).
Accordingly, effective January 16, 2023, the following paragraph replaces the first full paragraph under the heading “Investment Strategies” on cover page, page
1-2,
and page 35 of the Fund’s Prospectus, and the third full paragraph on page 5 of the Fund’s SAI:
The Fund seeks to achieve its investment objective by investing, under normal circumstances or as otherwise permitted by applicable rules under the 1940 Act, at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments (loans, bonds and other credit instruments that are issued in private offerings or issued by non-publicly
listed entities (including but not limited to municipal corporations and other government-owned private companies)).
PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

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